 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(Amendment No.  )

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☐	Soliciting Material Pursuant to Section 240.14a-12

SOLITRON DEVICES, INC.

(Name of Registrant as Specified In Its Charter)

ERIKSEN CAPITAL MANAGEMENT LLC

CEDAR CREEK PARTNERS LLC

H. TIMOTHY ERIKSEN

DAVID W. POINTER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Managing Member – Tim Eriksen	Eriksen Capital Management, LLC

July 02, 2015

Dear Fellow Solitron Shareholder:

Enclosed is the proxy material from Eriksen Capital Management for the upcoming annual meeting of stockholders of Solitron that will be held on August 4, 2015. Eriksen Capital is the Managing Member of Cedar Creek Partners, and is the beneficial owner of 154,622 shares, or 6.7% of Solitron Devices (SODI) shares. We are nominating two opposition candidates as Class II directors, along with some additional proposals in order to stop the continued mistreatment of shareholders by Solitron. We wish the situation had not come to this point, but we believe Solitron’s historical mistreatment of shareholders and their refusal to listen to shareholder concerns left us with two options – walk away or stand up and fight for shareholders. We chose to risk our hard earned money to change what is happening at Solitron.

On June 8 and July 1, 2015 Solitron sent out letters to shareholders trying to paint our nominees, Mr. Eriksen and Mr. Pointer negatively. We believe that when evaluating any communication from Solitron’s board it is essential to read everything carefully, note what dates were chosen, what is said and not said, and to look for clear inconsistencies. Here are just a few telling examples:

1.	When referencing its historical performance, Solitron actually used a timeframe of 4.93 years. Why?

We believe there are two obvious reasons: (1) they are “cherry picking” the most favorable low and high prices during the time frame in order to make themselves look good; and (2) to avoid acknowledging that the long term record under CEO Shevach Saraf is horrible.

Based on SEC filings, Saraf became CEO in December 1992. During the quarter Mr. Saraf was hired (12/1992 through 2/1993) shares traded as high as $8.12 and as low as $3.43 per share, adjusted for the reverse stock split. Solitron’s share price as of June 30, 2015 was just $4.47 per share. Thus under Saraf’s twenty two and half years of leadership, Solitron shareholders total return would range between a loss of 41% and a gain of 39%, including dividends. In comparison the Russell 2000 index, which covers small cap stocks, has risen over 669% since January 1, 1993 through June 30, 2015. Clearly, Solitron’s board has some serious performance issues that they are probably embarrassed to discuss.

2.	Solitron notes that Mr. Eriksen has never served as a director of a public company, while at the same time Solitron is nominating Mr. Reif, who has also never served as a public company director.

3.	Solitron notes that Mr. Eriksen and Mr. Pointer reside in Washington state, and implies that their distance from Solitron’s headquarters in West Palm Beach, Florida is a problem, yet one of Solitron’s own nominees, Mr. Reif, resides in New York, more than 1,300 miles away.

Even worse than their letters is Solitron’s proxy filing where, for example, they cut off quotes from past correspondence between Eriksen Capital and the Board in order to misrepresent what was actually said. Frankly, we think this is an appalling way to treat shareholders and to conduct business. We believe a director’s job is to do what is in the best long-term interests of a company’s stockholders, employees and customers.

We could point out other inconsistencies in Solitron’s letters and proxy filing, but we would like to focus on the ridiculous and slanderous accusation from the June 8 letter that Mr. Eriksen and Mr. Pointer are “opportunists” who “care only about themselves, not you or our customers, employees, or other stockholders of Solitron.”

First and foremost, we would note that Eriksen Capital is funding the proxy battle out of its own pocket.1 Solitron is spending shareholders (your) money. As a fellow shareholder, we only prosper if you prosper. We believe a careful look at the facts will show who is an “opportunist” and who is really looking out for just themselves.

Summary of the facts:

1.	In 1992 Shevach Saraf was named President and CEO of Solitron Devices. The company was in Chapter 11 bankruptcy at the time. He was granted a very generous package that granted him a good salary, 10% ownership of the company at no cost to him, and ten year options to purchase 8% of the company.

2.	Prior to Mr. Saraf becoming CEO in late 1992 the Company made contributions to its 401k and Profit Sharing Plan to help employees in preparing for their retirement. Since becoming CEO, Mr. Saraf has received over $1.6 million in profit related bonuses, in addition to his generous salary. During that time, the company has made zero contributions to the 401k and Profit Sharing Plan for its employees.[2]

3.	For nearly twenty years, from 1993 to 2013, CEO Shevach Saraf and the Board did not hold annual meetings even though Delaware corporate law requires it. From 1996 to 2013 the only directors were Mr. Saraf and two others appointed solely by him after his own term had already expired, and, based on a careful search of SEC filings, it seems clear none were presented to shareholders for affirmation.

4.	In 2000, CEO Saraf’s personally selected, never-shareholder-approved, expired-term directors voted to approve an employment agreement granting Mr. Saraf 15% of Solitron’s earnings in excess of a fixed $250,000 per year. The employment agreement also granted the CEO an automatically renewing five year contract along with generous change in control benefits.

5.	In 2000, CEO Saraf’s personally selected, never-shareholder-approved, expired-term directors granted a massive stock option plan, without shareholder approval, primarily for Mr. Saraf’s benefit. By our calculations 64% of options granted went to CEO Saraf, and 12% to the other directors.

6.	CEO Saraf’s personally selected, never-shareholder-approved, expired-term directors granted these massive options to him at ridiculously low prices. The first grant issued in December 2000 was for 10% of the company’s shares, and was priced at just one-third of book value. The second grant issued in May 2004 to replace the original 1992 grant, was for 8% of the company’s shares, and was priced at a substantial discount to book value. [3]

1 Should Eriksen Capital lose the proxy contest it will be responsible for all costs incurred. Should Eriksen Capital win, it will seek reimbursement for all costs and expenses incurred. Solitron’s board is spending shareholders money to promote its candidates, and is risking additional shareholder money should it lose.

2 Source: Benefit Section of Solitron 10-K filings from 1992 – 2015.

3 The first grant in December 2000 was priced at $0.40 per share. Book value as of November 30, 2000 was $1.20 per share. Incredibly, Solitron’s cash balance was $1.16 per share. The second grant in May 2004 was priced at $1.05 per share. Book value as of May 30, 2004 was $1.26 per share.

7.	In 2007, CEO Saraf’s personally selected, never-shareholder-approved, expired-term directors approved a second 700,000 share option plan without shareholder approval. Thankfully Solitron has not issued shares on it, but they did recently file with the SEC in order to do so. One of our requests to the Board was that they put the plan up for shareholder approval at this year’s annual meeting. They refused. Wonder why?

8.	CEO Saraf’s option grants under the 2000 Stock Option Plan had ten year expirations from the date of the grant. Just prior to expiration, the Board changed the grants to having no expiration even though the plan expressly forbade such action. While Section 10(a) of the 2000 Stock Option Plan grants the Board the right to extend an option grant, it expressly states “that in no event shall the aggregate option period with respect to any Option, including the initial term of such Option and any extensions thereof, exceed (10) years.” No amendments to the Plan were ever filed, and we would add that an attorney representing Solitron stated in a letter to us that “I understand that the 2000 Stock Option Plan has not been amended since the date of its public filing.”

In case you weren’t keeping track. CEO Saraf was granted 10% of shares at his hiring for free. He was later granted options for another 18% of the company, plus 15% of profits in excess of $250,000 per year. If you add that up it is up to 43% of economic gains in addition to his significant $321,500 annual salary. By our calculation, CEO Saraf has received nearly half of Solitron’s economic gains during his twenty plus year tenure.4 Yet Solitron has the audacity to slander Mr. Eriksen and Mr. Pointer as “opportunists” who “care only about themselves.”

We believe shareholders know exactly what is going on at Solitron and believe it is time for that to stop.

WE URGE EVERY SHAREHOLDER TO VOTE YOUR GOLD PROXY CARD ON BEHALF OF ERIKSEN CAPITAL’S NOMINEES TODAY.

Apart we are weak, together we are strong.

Sincerely,

/s/ Tim Eriksen

Tim Eriksen

Managing Member

Cedar Creek Partners

Eriksen Capital Management

tim@eriksencapital.com

4 Aggregate compensation for CEO Saraf during that time was $9.8 million based on $7.1 million in compensation, $1.04 million for the value of his initial stock grant (based on the June 30, 2015 $4.47 share price plus all dividends), and $1.64 million for the value of his current stock options based on a $4.47 share price less the cost to exercise. Aggregate net income, after CEO compensation, between fiscal 1994 and 2015 was $10.1 million. Calculation of percentage is 9.8 / (9.8 + 10.1) = 49%.